UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2014

MICHAEL KORS HOLDINGS LIMITED
(Exact name of Registrant as Specified in its Charter)

001-35368
(Commission File Number)
British Virgin Islands		N/A
(State or other jurisdiction of incorporation)		(I.R.S. Employer Identification No.)

c/o Michael Kors Limited
Unit 1902, 19/F, Tower 6,
The Gateway, Harbour City,
Tsim Sha Tsui, Kowloon, Hong Kong
(Address of Principal Executive Offices)

(852) 3928-5563
  (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) On May 8, 2014, Michael Kors Holdings Limited (the “Company”) and Mr. Britton Russell, Senior Vice President, Global Operations, determined that Mr. Russell’s employment with the Company would end on June 13, 2014.  Pursuant to the provisions of a Separation Agreement and General Release (the “Separation Agreement”) between Michael Kors (USA), Inc. (“MK USA”) and Mr. Russell, Mr. Russell will receive severance in the form of continuation of his base compensation of $350,000 per annum and medical benefits for six months following the separation date.

(c) On May 12, 2014, we announced that Cathy Marie Robinson, 46, was appointed Senior Vice President, Global Operations effective that same date.

Prior to joining the Company and since 2012, Ms. Robinson was Senior Vice President, Chief Logistics Officer at ToysRUs.  From 2010 to 2012, Ms. Robinson was the Senior Vice President, Supply, Logistics and Customer Experience at The Great Atlantic & Pacific Tea Company (A&P), and from 2006 to 2010 she was Senior Vice President, Supply Chain at Smart & Final Stores LLC.  Ms. Robinson began her career as a United States Army Logistics Officer and also held various logistics and operations positions at Wal-Mart Stores, Inc.

In connection with Ms. Robinson’s employment, MK USA and Ms. Robinson entered into an Employment Agreement (the “Employment Agreement”).  The Employment Agreement is in effect through June 30, 2017 and will be automatically renewed for additional one-year terms unless either MK USA or Ms. Robison gives written notice to the other of termination of the Employment Agreement at least 90 days in advance of the next successive one-year term.  Pursuant to the terms of the Employment Agreement, Ms. Robinson will receive a base salary of $450,000 per year.  Ms. Robinson is eligible to receive a cash bonus based on a percentage of her base salary (with the incentive levels set at 25% target – 37.5% stretch – 50% maximum), in accordance with, and subject to the terms and conditions of the Executive Bonus Plan of the Company and its subsidiaries.  The bonus shall be 70% based on the achievement of divisional performance targets and 30% based on achievement of overall corporate performance targets based on criteria established by the Company’s Board of Directors (or Compensation Committee) at the beginning of each fiscal year.  Notwithstanding the foregoing, Ms. Robinson’s bonus for the fiscal year ended March 28, 2015 (Fiscal ’15) will be $225,000.  On June 2, 2014, Ms. Robinson will also receive an equity grant valued at approximately $3,000,000 under the Company’s Equity Incentive Plan.  Such equity grant will be comprised 70% of restricted shares and 30% of performance-based restricted share units.

Ms. Robinson is entitled to participate in the benefit plans and programs, including, without limitation, medical, dental, life insurance, disability insurance and 401(k) that MK USA provides generally to comparable senior executives.  In addition, for the first month that Ms. Robinson is employed by MK USA, MK USA will reimburse her for health insurance premiums that she pays through COBRA for her and her family.

If Ms. Robinson’s employment is terminated by MK USA without “cause” (as defined in the Employment Agreement) or by Ms. Robinson with “good reason” (as defined in the Employment Agreement)  she will be entitled to receive severance pay equal to one year of her then-current base salary, payable in equal installments over such one year period consistent with MK USA’s payroll practice, and continuation of medical, dental and insurance benefits, subject to offset for any compensation and benefits that she receives from other employment during the severance period and her execution of a release of claims against the Company and its subsidiaries.

In addition, pursuant to the Employment Agreement, Ms. Robinson is obligated to maintain the confidentiality of the Company’s proprietary information and has agreed that all rights to its intellectual property are and will remain the sole and exclusive property of the Company, and she has agreed that during the term and thereafter, she will not disparage the Company or any of its affiliates or licensees.  Ms. Robinson has also agreed not to compete with the Company for one year after the termination of her employment and has agreed not to hire, for a two-year period following the termination of her employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

There are no family relationships between Ms. Robinson and any of the Company’s executive officers or directors.  Except for her Employment Agreement described herein and any compensation provided to her thereunder, Ms. Robinson is not a party to any transaction with the Company that might require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release we issued in connection with Ms. Robinson’s appointment is attached as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.

99.1	Press release issued by Michael Kors Holdings Limited, dated May 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MICHAEL KORS HOLDINGS LIMITED

Date: May 12, 2014	By:	/s/ Joseph B. Parsons
	Name:	Joseph B. Parsons
	Title:	Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer